FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: November 9, 2017

MAXIMUS Reports Fourth Quarter and Full Year Results for Fiscal Year 2017
- Establishes Guidance for Fiscal Year 2018 -

(RESTON, Va. - November 9, 2017) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three months and year ended September 30, 2017.

Highlights for fiscal year 2017 include:

•	Revenue growth of 2% to $2.45 billion

•	GAAP diluted earnings per share of $3.17, which includes $0.14 of incremental tax benefits; excluding this benefit, adjusted diluted earnings per share were $3.03

•	Total company operating margin of 12.8%

•	Cash and cash equivalents that totaled $166.3 million at September 30, 2017

•	Record cash generation with cash provided by operating activities totaling $337.2 million and free cash flow of $313.0 million

•	Adjusted EBITDA of $400.6 million

•	Signed year-to-date contract awards of $2.84 billion, new contracts pending (awarded, but unsigned) of $1.27 billion, and a sales pipeline of $2.39 billion at September 30, 2017

Revenue for the fourth quarter of fiscal 2017 of $620.9 million was comparable to the same period last year. Revenue was slightly better than expected due to strong delivery in the Health Services Segment and a higher level of pass-through revenue from the Company's Australian operations in the Human Services Segment.

For the fourth quarter of fiscal 2017, net income attributable to MAXIMUS totaled $53.3 million, or $0.81 of diluted earnings per share, which was better than expected primarily due to a lower income tax rate in the quarter. This compares to diluted earnings per share of $0.77 for the fourth quarter of fiscal 2016.

Revenue for fiscal 2017 increased 2% (3% on a constant currency basis) to $2.45 billion, compared to
$2.40 billion reported for fiscal 2016. The increase in revenue was driven by organic growth in our Health Services Segment, partially offset by the expected declines from a subcontract that ended in the Federal Services Segment.

Total company operating margin for fiscal 2017 was strong and increased 90 basis points to 12.8% compared to fiscal 2016.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

For fiscal 2017, net income attributable to MAXIMUS totaled $209.4 million, or $3.17 of GAAP diluted earnings per share. Fiscal 2017 diluted earnings per share benefited by approximately $0.14 due to a combination of tax benefits from larger-than-expected tax deductions from stock-related compensation, as well as research and development tax credits from prior years. Excluding the $0.14 in tax benefits, adjusted diluted earnings per share were $3.03 for fiscal 2017.

Health Services Segment
Health Services Segment revenue for the fourth quarter of fiscal 2017 increased 4% (4% on a constant currency basis) to $355.3 million, compared to $342.1 million reported for the same period last year. Operating income for the fourth quarter totaled $57.0 million (16.0% operating margin), compared to $50.9 million (14.9% operating margin) for the same period last year.

For the full fiscal year, Health Services Segment revenue increased 6% (9% on a constant currency basis) to $1.38 billion, compared to $1.30 billion for the same period last year. The majority of the revenue growth was organic, with less than 1% from acquired growth. Fiscal 2017 operating income totaled $215.2 million (15.6% operating margin), compared to operating income of $185.0 million (14.3% operating margin) for fiscal 2016.

The increase in revenue for the fourth quarter and the full fiscal year was driven primarily by the expansion of existing contracts and, to a lesser extent, new work. Operating margin expansion in the quarter and full year was principally due to the expected year-over-year service level improvements on a large contract in the U.K. and accretive revenue growth.

U.S. Federal Services Segment
As expected, U.S. Federal Services Segment revenue for the fourth quarter of fiscal 2017 decreased 13% to $127.3 million, compared to $146.7 million reported for the same period last year. Operating income for the fourth quarter totaled $13.6 million (10.7% operating margin), compared to $18.6 million (12.7% operating margin) for the same period last year.

For the full fiscal year, U.S. Federal Services Segment revenue decreased 8% to $545.6 million, compared to $591.7 million for the same period last year. Fiscal 2017 operating income totaled $65.0 million (11.9% operating margin), compared to operating income of $63.4 million (10.7% operating margin) for fiscal 2016.

The decrease in revenue for the fourth quarter and the full fiscal year was predominantly driven by a large subcontract that came to an end in April 2017 for work performed for the U.S. Department of Veterans Affairs. Revenue contribution from this contract was $63 million lower in fiscal 2017 compared to fiscal 2016. Operating margin expansion for fiscal 2017 improved 120 basis points over the prior year to 11.9%. This was primarily due to contract mix as a result of increased revenue from performance-based contracts.

Human Services Segment
Human Services Segment revenue for the fourth quarter of fiscal 2017 increased 3% (1% on a constant currency basis) to $138.2 million, compared to $134.3 million for the same period last year. Operating income for the fourth quarter totaled $10.8 million (7.8% operating margin), compared to $14.5 million (10.8% operating margin) for the same period last year.

For the full fiscal year, Human Services Segment revenue increased 2% (3% on a constant currency basis) to $525.2 million, compared to $513.3 million for the same period last year. Fiscal 2017 operating income totaled $48.6 million (9.2% operating margin), compared to operating income of $47.7 million (9.3% operating margin) for fiscal 2016.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

The increase in revenue for the fourth quarter and the full fiscal year was principally driven by a higher level of pass-through revenue in the Company's Australian operations, which was partially offset by the expected revenue decline from the U.K. Work Programme, which is coming to an end. Operating margins in the quarter and full fiscal year were lower than the same periods last year due to the aforementioned pass-through revenue in Australia and the decline from the U.K. Work Programme.

Backlog, Sales and Pipeline
Backlog was $5.70 billion at September 30, 2017. During the fourth quarter, the Company signed approximately $1 billion of contract awards, which brings the year-to-date total of signed contract awards to $2.84 billion at September 30, 2017. During the fourth quarter, the Company received notification of another $1 billion in pending contract awards, which brings the total value of new contracts pending (awarded but unsigned) to $1.27 billion.

The sales pipeline at September 30, 2017 was approximately $2.39 billion (comprised of approximately $623.8 million in proposals pending, $544.5 million in proposals in preparation and $1.23 billion in opportunities tracking). The pipeline is lower compared to the third quarter of fiscal 2017 due to the high level of contracts that converted into new awards. During the fourth quarter, the Company backfilled its pipeline with just under $1 billion in new opportunities. The Company’s sales pipeline only reflects those opportunities where MAXIMUS expects the request for proposal will be released within the next six months.

Balance Sheet and Cash Flows
Cash and cash equivalents at September 30, 2017 totaled $166.3 million. For the fourth quarter of fiscal 2017, cash provided by operating activities totaled $85.1 million, with free cash flow of $80.0 million. For fiscal 2017, the Company had record cash generation with cash provided by operations totaling $337.2 million and free cash flow of $313.0 million. Adjusted EBITDA, as defined by the Company, was $400.6 million.

At September 30, 2017, days sales outstanding (DSO) were 63 days, and better than the Company’s stated range of 65 to 80 days. Low DSO resulted from strong cash collections in the quarter.

On August 31, 2017, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On October 6, 2017, the Company announced a $0.045 per share cash dividend, payable on November 30, 2017 to shareholders of record on November 15, 2017.

For the full fiscal year, MAXIMUS repurchased approximately 558,000 shares for $28.9 million (a weighted average price of $51.73). As of September 30, 2017, the Company had $109.9 million available for repurchases under its Board-authorized share repurchase program.

Outlook
MAXIMUS is establishing fiscal 2018 guidance. The Company expects fiscal 2018 revenue to range between $2.475 billion and $2.550 billion. Approximately 94% of the Company's fiscal 2018 forecasted revenue is in the form of backlog, option periods or extensions.

For fiscal 2018, the Company expects GAAP diluted earnings per share to range between $2.95 and $3.15, which includes the detrimental impacts from new contracts in startup in the Human Services Segment. The Company estimates that these startups will have an unfavorable impact on pre-tax income of approximately $11 million to $13 million, or approximately $0.12 diluted earnings per share. Excluding this $0.12, fiscal 2018 adjusted diluted earnings per share is expected to range between $3.07 and $3.27. This compares to fiscal 2017 adjusted diluted earnings per share of $3.03. An accompanying supplemental table is included at the end of this press release.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

The contracts that are in startup in fiscal 2018 have outcomes-based payments, which take time to achieve. Accordingly, no outcomes-based payments will occur in the early months of these contracts, but are expected to grow over time. Once mature, the Company expects these contracts to have a steady flow of outcomes-based payments.

For fiscal 2018, the Company has estimated its income tax rate will range between 35% and 36% and weighted average shares outstanding of approximately 66.5 million.

Richard Montoni, Chief Executive Officer of MAXIMUS, commented, "The overall results for fiscal year 2017 reflect our healthy portfolio of contracts, solid operating margins and record cash generation. The new contracts and successful rebids we achieved this fiscal year help to protect our base and provide paths to long-term growth. We believe demand for our services will continue over the long-term. The macro drivers remain robust as governments around the world seek solutions to address rising caseloads, meet the needs of aging populations, and manage social benefit programs in a cost-effective manner."

Accounting Standards Update Adopted in Fiscal Year 2017
The Company adopted ASU No. 2016-09, Stock Compensation, Improvements to Employee Share-Based Payment Accounting in fiscal year 2017. This standard requires companies to record the income tax benefit or expense related to the exercising of stock options and the vesting of restricted stock units (RSUs) as a reduction to the provision for income taxes. The amount of the benefit depends on the Company's stock price on the exercise or vesting date. Most of the benefit for MAXIMUS in fiscal year 2017 arose in the fourth quarter. The Company anticipates recording the effect of equity award vestings in the fourth quarter of every fiscal year.

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, November 9, 2017, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at
http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through November 23, 2017 by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13672051

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 20,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

Non-GAAP and Other Measures
This release refers to non-GAAP financial measures, including free cash flow, constant currency, days sales outstanding and adjusted EBITDA.

We have provided a reconciliation of free cash flow to cash provided by operating activities. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

To provide constant currency information, we calculate fiscal year 2017 revenue for all international businesses using the exchange rates used in the comparative period in fiscal year 2016. We believe constant currency provides a useful basis for assessing the performance of the business excluding the unpredictable effects of foreign exchange fluctuations.

Days sales outstanding, or DSO, is a measure of how efficiently we manage the billing and collection of our receivable balances. We calculate DSO by dividing billed and unbilled receivable balances at the end of each quarter by revenue per day for the period. Revenue per day for a quarter is determined by dividing total revenue by 91 days.

We have provided a reconciliation from net income to adjusted EBITA and adjusted EBITDA. During fiscal year 2017, we utilized our credit facility. Our credit agreement includes the defined term consolidated EBITDA and our calculation of adjusted EBITDA conforms to the credit agreement definition. We believe our investors appreciate the opportunity to understand the possible restrictions that arise from our credit agreement. Adjusted EBITDA is also a useful measure of performance that focuses on the cash generating capacity of the business as it excludes the non-cash expenses of depreciation and amortization, and makes for easier comparisons between the operating performance of companies with different capital structures by excluding interest expense and therefore the impacts of financing costs. The measure of adjusted EBITA is a step in calculating adjusted EBITDA and facilitates comparisons to similar businesses as it isolates the amortization effect of business combinations.

To assist users of our financial statements in understanding our projections for fiscal year 2018 compared to our results for 2017, we have adjusted our diluted earnings per share. Our fiscal year 2017 results include tax effects that are not anticipated to be as large in future periods. Our fiscal year 2018 projections include the detrimental impact from the startup of new contracts. In fiscal 2018, we expect the detrimental impact from these ups will be higher than those in 2017. By adjusting our diluted earnings per share totals for 2017 and 2018, we are assisting users of our financial statements in understanding the key drivers in our anticipated 2018 results compared to our 2017 results.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements.A summary of risk factors can be found in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$620,903	$623,091	$2,450,961	$2,403,360
Cost of revenue	458,322	470,161	1,839,056	1,841,169
Gross profit	162,581	152,930	611,905	562,191
Less:
Selling, general and administrative expenses	82,208	68,343	284,510	268,259
Amortization of intangible assets	2,700	3,449	12,208	13,377
Restructuring costs	—	—	2,242	—
Acquisition-related expenses	83	257	83	832
Add:
Gain on sale of a business	—	427	650	6,880
Operating income	77,590	81,308	313,512	286,603
Less:
Interest expense	111	843	2,162	4,134
Add:
Other income, net	899	97	2,885	3,499
Income before income taxes	78,378	80,562	314,235	285,968
Provision for income taxes	23,410	29,375	102,053	105,808
Net income	54,968	51,187	212,182	180,160
Income attributable to noncontrolling interests	1,639	444	2,756	1,798
Net income attributable to MAXIMUS	$53,329	$50,743	$209,426	$178,362
Basic earnings per share attributable to MAXIMUS	$0.81	$0.77	$3.19	$2.71
Diluted earnings per share attributable to MAXIMUS	$0.81	$0.77	$3.17	$2.69
Dividends paid per share	$0.045	$0.045	$0.18	$0.18
Weighted average shares outstanding:
Basic	65,618	65,778	65,632	65,822
Diluted	66,171	66,294	66,065	66,229

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$166,252	$66,199
Accounts receivable — billed and billable	394,338	444,357
Accounts receivable — unbilled	36,475	36,433
Income taxes receivable	4,528	17,273
Prepaid expenses and other current assets	55,649	56,718
Total current assets	657,242	620,980
Property and equipment, net	101,651	131,569
Capitalized software, net	26,748	30,139
Goodwill	402,976	397,558
Intangible assets, net	98,769	109,027
Deferred contract costs, net	16,298	18,182
Deferred compensation plan assets	28,548	23,307
Deferred income taxes	7,691	8,644
Other assets	10,739	9,413
Total assets	$1,350,662	$1,348,819
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$122,083	$150,711
Accrued compensation and benefits	105,667	96,480
Deferred revenue	71,722	73,692
Income taxes payable	4,703	7,979
Long-term debt, current portion	141	277
Other liabilities	11,950	11,617
Total current liabilities	316,266	340,756
Deferred revenue, less current portion	28,182	40,007
Deferred income taxes	20,106	16,813
Long-term debt	527	165,338
Deferred compensation plan liabilities, less current portion	30,707	24,012
Other liabilities	9,106	8,753
Total liabilities	404,894	595,679
Commitments and contingencies
Shareholders’ equity:
Common stock	475,592	461,679
Accumulated other comprehensive income	(27,619)	(36,169)
Retained earnings	492,112	323,571
Total MAXIMUS shareholders’ equity	940,085	749,081
Noncontrolling interests	5,683	4,059
Total equity	945,768	753,140
Total liabilities and equity	$1,350,662	$1,348,819

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$54,968	$51,187	$212,182	$180,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and capitalized software	12,353	19,158	55,769	58,404
Amortization of intangible assets	2,700	3,449	12,208	13,377
Deferred income taxes	(3,852)	7,399	4,762	5,652
Stock compensation expense	5,543	4,933	21,365	18,751
Gain on sale of a business	—	(427)	(650)	(6,880)
Changes in assets and liabilities, net of effects of business combinations:
Accounts receivable — billed and billable	(14,998)	(24,517)	53,025	(51,986)
Accounts receivable — unbilled	7,293	(34)	26	(5,590)
Prepaid expenses and other current assets	(3,360)	(6,405)	2,584	(2,027)
Deferred contract costs	923	(1,354)	2,037	(398)
Accounts payable and accrued liabilities	9,104	18,246	(28,309)	(2,371)
Accrued compensation and benefits	10,552	9,105	8,849	(869)
Deferred revenue	869	42	(15,401)	(11,661)
Income taxes	3,531	(12,160)	8,901	(13,125)
Other assets and liabilities	(523)	3,272	(148)	(1,411)
Cash provided by operating activities	85,103	71,894	337,200	180,026

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(5,066)	(12,288)	(24,154)	(46,391)
Acquisition of businesses, net of cash acquired	(2,677)	85	(2,677)	(46,651)
Proceeds from the sale of a business	—	—	1,035	5,515
Other	90	43	575	424
Cash used in investing activities	(7,653)	(12,160)	(25,221)	(87,103)

Cash flows from financing activities:
Cash dividends paid	(2,920)	(2,921)	(11,674)	(11,701)
Repurchases of common stock	—	—	(28,863)	(33,335)
Stock compensation tax benefit	—	5,172	—	5,172
Tax withholding related to RSU vesting	92	(17)	(9,175)	(11,614)
Stock option exercises	554	341	924	546
Borrowings under credit facility	30,000	10,000	185,000	149,823
Repayment under credit facility	(45,079)	(55,383)	(349,981)	(195,200)
Other	(440)	—	(1,660)	(533)
Cash used in financing activities	(17,793)	(42,808)	(215,429)	(96,842)

Effect of exchange rate changes on cash	2,217	(1,336)	3,503	(4,554)

Net increase/(decrease) in cash and cash equivalents	61,874	15,590	100,053	(8,473)

Cash and cash equivalents, beginning of period	104,378	50,609	66,199	74,672

Cash and cash equivalents, end of period	$166,252	$66,199	$166,252	$66,199

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)

	Three Months Ended September 30,				Twelve Months Ended September 30,
	2017	% (1)	2016	% (1)	2017	% (1)	2016	% (1)
	(Unaudited)		(Unaudited)		(Unaudited)
Revenue:
Health Services	$355,338	100%	$342,135	100%	$1,380,151	100%	$1,298,304	100%
U.S. Federal Services	127,316	100%	146,651	100%	545,573	100%	591,728	100%
Human Services	138,249	100%	134,305	100%	525,237	100%	513,328	100%
Total	$620,903	100%	$623,091	100%	$2,450,961	100%	$2,403,360	100%

Gross Profit:
Health Services	$99,368	28.0%	$80,717	23.6%	$347,325	25.2%	$292,181	22.5%
U.S. Federal Services	31,547	24.8%	37,529	25.6%	139,321	25.5%	138,168	23.3%
Human Services	31,666	22.9%	34,684	25.8%	125,259	23.8%	131,842	25.7%
Total	$162,581	26.2%	$152,930	24.5%	$611,905	25.0%	$562,191	23.4%

Selling, general and administrative expense:
Health Services	$42,344	11.9%	$29,843	8.7%	$132,081	9.6%	$107,155	8.3%
U.S. Federal Services	17,966	14.1%	18,971	12.9%	74,345	13.6%	74,792	12.6%
Human Services	20,848	15.1%	20,151	15.0%	76,675	14.6%	84,157	16.4%
Other	1,050	NM	(622)	NM	1,409	NM	2,155	NM
Total	$82,208	13.2%	$68,343	11.0%	$284,510	11.6%	$268,259	11.2%

Operating income:
Health Services	$57,024	16.0%	$50,874	14.9%	$215,244	15.6%	$185,026	14.3%
U.S. Federal Services	13,581	10.7%	18,558	12.7%	64,976	11.9%	63,376	10.7%
Human Services	10,818	7.8%	14,533	10.8%	48,584	9.2%	47,685	9.3%
Amortization of intangible assets	(2,700)	NM	(3,449)	NM	(12,208)	NM	(13,377)	NM
Restructuring costs	—	NM	—	NM	(2,242)	NM	—	NM
Acquisition-related expenses (2)	(83)	NM	(257)	NM	(83)	NM	(832)	NM
Gain on sale of a business	—	NM	427	NM	650	NM	6,880	NM
Other (3)	(1,050)	NM	622	NM	(1,409)	NM	(2,155)	NM
Total	$77,590	12.5%	$81,308	13.0%	$313,512	12.8%	$286,603	11.9%

(1)    Percentage of respective segment revenue. Percentages considered not meaningful are marked “NM.”

(2)	Acquisition-related expenses are costs directly incurred from the purchases of Revitalised Limited in 2017 and Ascend Management Innovations, LLC (Ascend) and Assessments Australia in 2016.

(3)	"Other" relates to various expenses which are not directly attributable to our segments, including litigation costs.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016

Cash provided by operating activities	$85,103	$71,894	$337,200	$180,026
Purchases of property and equipment and capitalized software costs	(5,066)	(12,288)	(24,154)	(46,391)
Free cash flow	$80,037	$59,606	$313,046	$133,635

ADJUSTED EBITDA
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Year ended September 30,
(in thousands)	2017	2016
Net income attributable to MAXIMUS	$209,426	$178,362
Interest expense	379	3,466
Provision for income taxes	102,053	105,808
Amortization of intangible assets	12,208	13,377
Stock compensation expense	21,365	18,751
Acquisition-related expenses	83	832
Gain on sale of a business	(650)	(6,880)
Adjusted EBITA	344,864	313,716
Depreciation and amortization of property, plant, equipment and capitalized software	55,769	58,404
Adjusted EBITDA	$400,633	$372,120

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
SUPPLEMENTAL TABLE
(Amounts in millions, except per share data)
(Unaudited)

	FY17 Actual Results		FY18 Guidance Range				Implied Year/Year Growth
			Low		High		Low	High

Revenue	$2,451		$2,475		$2,550		1%	4%

GAAP Operating Income	$314		$303		$324
Operating Margin %	12.8%		12.2%		12.7%

GAAP Diluted Earnings Per Share (EPS)	$3.17	[1]	$2.95	[2]	$3.15	[2]	(7)%	(1)%

FY17 Tax Benefits	$(0.14)
FY18 Projected Startup Impacts [3]			$0.12		$0.12

Adjusted Diluted EPS	$3.03	[4]	$3.07		$3.27		1%	8%
Implied Adjusted Operating Margin %	12.8%		12.7%		13.2%

(1)	FY17 GAAP diluted EPS reflects a 32.5% tax rate.

(2)	FY18 GAAP diluted EPS reflects a 35.5% tax rate.

(3)	FY18 diluted EPS adjustments remove forecasted detrimental impacts to operating income (ranging from $11 million to $13 million) related to contracts in startup in the U.S., U.K. and Australia.

(4)
FY17 diluted EPS adjustments exclude events in 2017 that will not occur to the same extent in 2018 (including research & development tax credits related to prior years and the application of ASU No. 2016-09. The tax benefit of the application of ASU No. 2016-09 is much higher in 2017 than it is anticipated to be in 2018). The $0.14 benefit is calculated by using the estimated $10 million in tax savings, divided by the weighted average shares outstanding at September 30, 2017.

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